EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of RCM Technologies, Inc. and Subsidiaries on Form S8 (No. 333-200826, No. 333-165482, No. 333-145904, No. 333-61306, No. 333-80590, No. 333-48089, No. 333-52206 and No. 333-52480) of our report dated March 2, 2016, on our audits of the consolidated financial statements and financial statement schedule as of January 2, 2016 and January 3, 2015, and for each of the fiscal years in the two-year period ended January 2, 2016, which report is included in this Annual Report on Form 10-K.

EISNERAMPER LLP

Iselin, NJ
March 2, 2016